Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Expro Group Holdings N.V. Announces Third Quarter 2025 Results and Increases Full-Year Guidance on Adjusted EBITDA and Adjusted Free Cash Flow

HOUSTON - October 23, 2025 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and nine months ended September 30, 2025, and increased full-year 2025 guidance on Adjusted EBITDA and Adjusted free cash flow.

Third Quarter 2025 Highlights

•	Revenue was $411 million

•	Net income of $14 million, and net income margin of 3%

•	Adjusted EBITDA[1] of $94 million

•	Adjusted EBITDA margin[1] of 22.8% ranks among the top in our peer group

•	Cash flow from operations of $63 million, or 15% of revenues

•	Free cash flow[1] was $39 million, and free cash flow margin[1] of 9%. Adjusted free cash flow[1] of $46 million, and adjusted free cash flow margin[1] of 11%

•	Share repurchases of $25 million (~2 million shares at an average $12.06 per share) in the third quarter, totaling $40 million year to date (~3.7 million shares repurchased year to date at an average $10.81 per share)

•	Voluntary prepayment of our revolving credit facility of $22 million; liquidity at the end of the quarter stood at $532 million

•	Total order backlog of $2.3 billion at September 30, 2025

•	Increasing full-year Adjusted EBITDA guidance between $350 and $360 million and increasing Adjusted Free Cash Flow guidance to between $110 and $120 million.

Michael Jardon, Chief Executive Officer, noted, “Expro’s third quarter results once again demonstrate our commitment to operational excellence, innovation and free cash flow generation, even in a softer market backdrop, reflecting the continued resilience of our business and outstanding performance of our team. Third quarter Adjusted EBITDA margin of 22.8% represents a continuous improvement in our goal of driving at least 25% margins. Additionally, and more importantly, we generated Adjusted free cash flow of $46 million, or 11% of the quarter’s revenue. We have also returned another $25 million to shareholders in the form of share repurchases, reaching our guided $40 million for the year ahead of schedule.

“In addition to reporting solid third quarter results, Expro is raising our guidance on both Adjusted EBITDA and Adjusted free cash flow. We now expect Adjusted EBITDA to be between $350 million and $360 million and Adjusted free cash flow to be between $110 million and $120 million.

“Alongside delivering robust financial performance beyond market expectations, we achieved several notable milestones this quarter. Expro set an offshore world record for the heaviest casing string deployment, advancing industry standards in ultra-deep, high-pressure cementing operations. We also introduced industry-first technologies such as QPulse™ and ELITE Composition™, which have been recognized with prestigious awards and are delivering measurable value for our customers. In addition, Expro was shortlisted for 10 technologies across seven categories at the Gulf Energy Awards, winning Best Health, Safety or Environmental Contribution – Upstream for our VIGILANCE™ Intelligent Safety and Surveillance Solution further highlighting our leadership in technological advancement and industry innovation.

“These achievements, together with major contract wins and a strong safety record, underscore the dedication of our global team and our focus on delivering safe, efficient, and sustainable solutions. Looking ahead, we remain confident in our ability to navigate market challenges and capitalize on opportunities in our core international and offshore markets.”

1.     A non-GAAP measure.

Notable Awards and Achievements

In the third quarter, Expro continues to demonstrate its commitment to innovating with a purpose, operational excellence, and sustainability through a series of industry recognitions and technology milestones.

The company was honored with the OTC Brasil Spotlight on New Technology® Award for two innovative solutions - QPulse™ and ELITE Composition - which will be showcased at OTC Brasil from October 28-30. Both technologies were also shortlisted/won at the Gulf Energy Awards in Houston on October 16, where Expro was shortlisted for 10 technologies across seven categories, further highlighting their impact and relevance across global markets. Among the eight categories for which Expro was nominated at the Gulf Energy Awards in Houston on October 16, the company secured the award for Best Health, Safety or Environmental Contribution – Upstream for its VIGILANCE™ Intelligent Safety and Surveillance Solution.

Expro’s VIGILANCE™ safety surveillance technology tracks equipment as well as personnel movement through a unified, real-time system with 10-centimeter accuracy, and thereby addresses one of the industry’s main key performance indicators for enhancing safety for rig floor personnel, particularly for those working in close vicinity of multiple pieces of moving equipment, or the “red zone.”

Expro also achieved a technology first with the inaugural deployment of Velonix™ in the U.S., optimizing pig control during pipeline cleaning operations. This innovation reduced 6.77 million pounds of CO₂ emissions, generated cost savings for the customer, and provided higher-quality data for faster decision-making, reinforcing our leadership in sustainable pipeline solutions.

Additionally, Expro set an offshore world record for the heaviest casing string deployment using our Blackhawk® Gen III Wireless Top Drive Cement Head with SKYHOOK® technology. Completed in the Gulf of America, this milestone supports ultra-deep, high-pressure targets safely and reliably, setting a new standard in offshore cementing.

These achievements reflect Expro’s strategic focus on delivering scalable, high-margin technologies that drive efficiency, safety, and environmental responsibility across the energy sector.

Performance across the company’s global operations remained strong. In the NLA region, Expro signed a five-year extension with a major operator for subsea services in the Gulf of America, estimated at approximately $25 million. In Alaska, we secured an approximate $20 million contract with an operator for expanded Well Testing services, creating new opportunities to deploy multiphase flow meters and fluid analysis services.

In the ESSA region, ENI awarded Expro the “Best Contractor HSE Performance”, which coincides with the first anniversary of the OPT plant’s operations without a loss time incident, underscoring Expro’s industry-leading commitment to safety and operational excellence in the region. Additionally, Expro secured a multi-year slickline services contract in Congo, valued at nearly $10 million, further enhancing our intervention services footprint in West Africa.

Within the MENA region, Expro secured two strategically important Well Flow Management contracts in the UAE, totaling approximately $25 million. These include well test services and a multiphase pump deployment for zero flaring operations, strengthening our position in unconventional well development.

In the APAC region, notably Australia, Expro completed its first rigless conductor driving operation in over a decade during the second quarter, delivered ahead of schedule. In the third quarter, the Bass Straight campaign earned formal recognition from NOPSEMA, Australia’s offshore safety regulator, for achieving ALARP (As Low As Reasonably Practicable) safety standards. This acknowledgement underscores Expro’s commitment to innovation, operational excellence, and a robust safety culture.

Free Cash Flow and Share Repurchases

Expro generated $39 million in free cash flow and $46 million of Adjusted free cash flow. Free cash flow generation in the quarter was notably strong, driven by solid operating performance, increased discipline in capital spending and improved working capital. Expro’s ability to convert Adjusted EBITDA into cash reflects the efficiency of its core operations combined with the focus on free cash flow generation.

Expro is focused on and committed to generating significant free cash flow, and we expect to continue to do so by further expanding the Company’s Adjusted EBITDA margin and reducing the capital intensity of the business. Management continues to believe that adjusted free cash flow better reflects the Company’s performance by excluding one-time items, in line with corporate finance principals.

Expro has repurchased approximately 2 million shares in the third quarter for an average price of $12.06 per share, totaling $25 million in the quarter. Year to date, the Company has repurchased approximately 3.7 million shares at an average price of $10.81 resulting in $40 million of total share repurchases, in line with and ahead of the annual repurchase target for 2025. Expro will continue to evaluate additional share repurchases in line with the Company’s capital allocation framework.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2025	2025
Total revenue	$411,356	$1,224,968

Net cash provided by operating activities	$63,179	$153,101
Less: Capital expenditures	(24,196)	(78,512)
Free cash flow	38,983	74,589

Free cash flow margin	9%	6%

Add: Merger and integration expense (1)	1,293	5,300
Add: Severance and other expense (1)	5,782	18,575
Adjusted free cash flow	$46,058	$98,464

Adjusted free cash flow margin	11%	8%

(1)	Expenses directly referenced on the condensed consolidated Statements of Operations.

Financial Guidance

Despite the softer market conditions Expro continues to push for margin improvements and capital efficiency into the business. The Company continues to increase its wallet of products and services with existing customers, driving additional high-margin services without increasing – and sometimes reducing – the personnel to perform those services. Additionally, we continue to see the internationalization of acquisitions we have made and we’re seeing the Production Services business maturing beyond the initial phase of capital consumption into a high free cash flow generating business. Below is Expro’s current expectation for the full year 2025.

•	Revenue: $1,600 million - $1,650 million (from ~$1.7 billion before)
•	Increased Adjusted EBITDA: $350 million - $360 million (from >$350 million before)
•	Reduced Capex: $110 million - $120 million (from ~$120 million before)
•	Increased Adjusted Free Cash Flow: $110 million - $120 million (from ~$110 million before)

Other Financial Information

As of September 30, 2025, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $199 million, and the Company’s total liquidity stood at $532 million. Total liquidity includes $333 million available for drawdowns as loans under the Company’s revolving credit facility. The Company had outstanding long-term borrowings of $99 million as of September 30, 2025.

The Company’s capital expenditures totaled $24 million in the third quarter of 2025, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $30 million to $40 million for the remaining three months of 2025.

The company is authorized to acquire up to $100 million of outstanding shares with $36 million remaining authorized for repurchase. During the three months ended September 30, 2025, the Company repurchased approximately 2 million shares at an average price of $12.06 per share, for a total cost of approximately $25 million. The Company remains committed to returning capital to shareholders.

On July 23, 2025, we entered into a new senior secured revolving credit facility, which increased available revolving facility loan commitments to up to $400 million, maturing on July 30, 2029. Concurrently, the company established a $100 million 364-day bridge facility. Proceeds of the revolving facility may be used for general corporate and working capital purposes. Proceeds of the bridge facility may be used for acquisitions and investments and capital expenditure in relation to acquisitions.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2025 to the results for the second quarter of 2025.

North and Latin America (NLA)

Revenue for the NLA segment was $151 million for the three months ended September 30, 2025, an increase of $8 million, or 6%, compared to $143 million for the three months ended June 30, 2025. The increase was primarily due to higher well construction and well flow management revenue in the Gulf of America, partially offset by lower well intervention and integrity revenue in Argentina.

Segment EBITDA for the NLA segment was $37 million, or 24% of revenues, during the three months ended September 30, 2025, an increase of $3 million, or 9%, compared to $34 million, or 24%, of revenues during the three months ended June 30, 2025. The increase in Segment EBITDA and Segment EBITDA margin was primarily attributable to increased activity on higher margin projects.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $126 million for the three months ended September 30, 2025, a decrease of $7 million, or 5%, compared to $132 million for the three months ended June 30, 2025. The decrease in revenues was primarily driven by lower well flow management and subsea well access revenue in the U.K. and Norway.

Segment EBITDA for the ESSA segment was $41 million, or 32% of revenues, for the three months ended September 30, 2025, an increase of $1 million, or 2%, compared to $40 million, or 30% of revenues, for the three months ended June 30, 2025. The increase in Segment EBITDA and Segment EBITDA margin, despite the decrease in revenue, was primarily attributable to a favorable product mix and increased activity on higher margin projects.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $86 million for the three months ended September 30, 2025, a decrease of $5 million, or 5%, compared to $91 million for the three months ended June 30, 2025. The decrease in revenue was driven by lower well construction and well intervention and integrity revenue in the Kingdom of Saudi Arabia (“KSA”), the United Arab Emirates (“UAE”), and Qatar.

Segment EBITDA for the MENA segment was $30 million, or 35% of revenues, for the three months ended September 30, 2025, a decrease of $3 million, or 8%, compared to $33 million, or 36% of revenues, for the three months ended June 30, 2025. The decrease in Segment EBITDA and Segment EBITDA margin is consistent with the decrease in revenue.

Asia Pacific (APAC)

Revenue for the APAC segment was $49 million for the three months ended September 30, 2025, a decrease of $8 million, or 14%, compared to $57 million for the three months ended June 30, 2025. The decrease in revenue was driven by lower well construction revenue in Australia and lower well flow management, well intervention and integrity, and well construction revenue in Malaysia, partially offset by higher well construction and well flow management revenue in Indonesia.

Segment EBITDA for the APAC segment was $10 million, or 21% of revenues, for the three months ended September 30, 2025, a decrease of $5 million compared to $15 million, or 26% of revenues, for the three months ended June 30, 2025. The decrease in Segment EBITDA and Segment EBITDA margin is attributable primarily to lower activity and a less favorable product mix.

Conference Call

The Company will host a conference call to discuss third quarter 2025 results on Thursday, October 23, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (646) 844-6383

Access ID: 361484

To listen via live webcast, please visit the Investor section of www.expro.com.

The third quarter 2025 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 725252

Start Date: October 23, 2025, 1:00 p.m. CT

End Date: November 6, 2025, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 8,500 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in more than 50 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect general and administrative costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage.

Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures. Free cash flow margin is defined as free cash flow divided by total revenue, expressed as a percentage. Adjusted free cash flow is defined as cash provided by (used in) operating activities less capital expenditures, add back merger and integration expense and severance and other expense (income). Adjusted free cash flow margin is defined as adjusted free cash flow divided by total revenue, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Total revenue	$411,356	$422,740	$422,828	$1,224,968	$1,275,959
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(311,142)	(319,981)	(331,235)	(936,615)	(1,006,242)
General and administrative expense, excluding depreciation and amortization expense	(20,491)	(14,499)	(20,467)	(56,804)	(65,905)
Depreciation and amortization expense	(46,195)	(46,716)	(40,391)	(138,332)	(121,184)
Merger and integration expense	(1,293)	(2,267)	(1,437)	(5,300)	(12,387)
Severance and other expense	(5,782)	(6,711)	(3,181)	(18,575)	(8,007)
Total operating cost and expenses	(384,903)	(390,174)	(396,711)	(1,155,626)	(1,213,725)
Operating income	26,453	32,566	26,117	69,342	62,234
Other income, net	524	280	262	2,458	1,081
Interest and finance expense, net	(4,106)	(4,279)	(3,895)	(11,836)	(10,713)
Income before taxes and equity in income of joint ventures	22,871	28,567	22,484	59,964	52,602
Equity in income of joint ventures	5,897	3,395	4,241	12,998	12,955
Income before income taxes	28,768	31,962	26,725	72,962	65,557
Income tax expense	(14,805)	(13,959)	(10,450)	(27,048)	(36,673)
Net income	$13,963	$18,003	$16,275	$45,914	$28,884

Net income per common share:
Basic	$0.12	$0.16	$0.14	$0.40	$0.25
Diluted	$0.12	$0.16	$0.14	$0.40	$0.25
Weighted average common shares outstanding:
Basic	114,804,684	115,444,915	117,467,994	115,483,955	113,887,885
Diluted	115,447,110	115,508,918	118,293,677	115,956,527	115,605,215

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$197,876	$183,036
Restricted cash	744	1,627
Accounts receivable, net	493,059	517,570
Inventories	171,716	159,040
Income tax receivables	34,647	28,641
Other current assets	84,004	74,132
Total current assets	982,046	964,046

Property, plant and equipment, net	533,605	563,697
Investments in joint ventures	81,340	73,012
Intangible assets, net	260,672	298,856
Goodwill	348,558	348,918
Operating lease right-of-use assets	73,671	66,640
Non-current accounts receivable, net	7,432	7,432
Other non-current assets	17,856	10,940
Total assets	$2,305,180	$2,333,541

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$299,243	$340,298
Income tax liabilities	50,303	52,436
Finance lease liabilities	2,410	2,234
Operating lease liabilities	17,481	17,253
Other current liabilities	95,042	72,209
Total current liabilities	464,479	484,430

Long-term borrowings	99,065	121,065
Deferred tax liabilities, net	21,638	44,310
Post-retirement benefits	5,823	10,430
Non-current finance lease liabilities	13,020	14,006
Non-current operating lease liabilities	57,891	48,488
Uncertain tax positions	80,659	74,526
Other non-current liabilities	45,508	44,802
Total liabilities	788,083	842,057

Common stock	8,556	8,488
Treasury stock	(126,936)	(83,420)
Additional paid-in capital	2,102,491	2,079,161
Accumulated other comprehensive income	14,287	14,470
Accumulated deficit	(481,301)	(527,215)
Total stockholders’ equity	1,517,097	1,491,484
Total liabilities and stockholders’ equity	$2,305,180	$2,333,541

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$45,914	$28,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	138,332	121,184
Equity in income of joint ventures	(12,998)	(12,955)
Stock-based compensation expense	21,483	19,251
Elimination of unrealized loss on sales to joint ventures	-	(312)
Changes in fair value of contingent consideration	-	(5,761)
Deferred taxes	(17,211)	(1,126)
Unrealized foreign exchange (gain) loss	(7,227)	3,418
Changes in assets and liabilities:
Accounts receivable, net	25,574	(28,676)
Inventories	(12,676)	(15,367)
Other assets	(16,219)	(11,471)
Accounts payable and accrued liabilities	(34,799)	(19,617)
Other liabilities	25,953	(8,463)
Income taxes, net	(2,007)	3,375
Dividends received from joint ventures	4,669	4,132
Other	(5,687)	(4,418)
Net cash provided by operating activities	153,101	72,078

Cash flows from investing activities:
Capital expenditures	(78,512)	(99,158)
Payment for acquisition of business, net of cash acquired	-	(31,967)
Proceeds from settlement of contingent consideration	-	7,500
Proceeds from disposal of assets	5,000	2,900
Net cash used in investing activities	(73,512)	(120,725)

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits, net	(552)	1,242
Proceeds from borrowings	-	117,269
Repayment of borrowings	(22,000)	(44,351)
Repurchase of common stock	(40,088)	-
Payment of withholding taxes on stock-based compensation plans	(1,528)	(3,269)
Repayment of financed insurance premium	(6,452)	(7,828)
Repayments of finance leases	(1,433)	(1,055)
Net cash (used in) provided by financing activities	(72,053)	62,008

Effect of exchange rate changes on cash and cash equivalents	6,421	458
Net increase to cash and cash equivalents and restricted cash	13,957	13,819
Cash and cash equivalents and restricted cash at beginning of period	184,663	153,166
Cash and cash equivalents and restricted cash at end of period	$198,620	$166,985

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$45,873	$34,091
Cash paid for interest, net	16,149	8,070
Change in accounts payable and accrued expenses related to capital expenditures	4,559	9,545

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA AND REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2025		2025		2024		2025		2024
NLA	$150,868	37%	$142,582	34%	$139,397	33%	$427,728	35%	$426,776	33%
ESSA	125,838	30%	132,367	31%	131,475	31%	370,578	30%	421,652	33%
MENA	86,061	21%	91,016	22%	86,736	21%	270,631	22%	239,659	19%
APAC	48,589	12%	56,775	13%	65,220	15%	156,031	13%	187,872	15%
Total	$411,356	100%	$422,740	100%	$422,828	100%	$1,224,968	100%	$1,275,959	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2025		2025		2024		2025		2024
NLA	$36,842	24%	$33,909	24%	$33,064	24%	$101,136	24%	$111,915	26%
ESSA	40,503	32%	39,635	30%	32,175	24%	109,326	30%	$92,373	22%
MENA	29,862	35%	32,571	36%	30,032	35%	96,601	36%	$83,181	35%
APAC	10,049	21%	14,794	26%	16,193	25%	35,705	23%	$42,227	22%
Total Segment EBITDA	117,256		120,909		111,464		342,768		329,696
Corporate costs(4)	(29,181)		(29,853)		(30,669)		(91,115)		(95,605)
Equity in income of joint ventures	5,897		3,395		4,241		12,998		12,955
Adjusted EBITDA	$93,972	23%	$94,451	22%	$85,036	20%	$264,651	22%	$247,046	19%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

Revenue by areas of capabilities:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2025		2025		2024		2025		2024
Well Construction	$150,343	37%	$141,623	34%	$159,268	38%	$422,379	34%	$427,775	34%
Well Management (1)	261,013	63%	281,117	66%	263,560	62%	802,589	66%	848,184	66%
Total	$411,356	100%	$422,740	100%	$422,828	100%	$1,224,968	100%	$1,275,959	100%

(1)	Well Management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
GROSS PROFIT, GROSS MARGIN, CONTRIBUTION, AND CONTRIBUTION MARGIN
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Total revenue	$411,356	$422,740	$422,828	$1,224,968	$1,275,959

Less: Cost of revenue, excluding depreciation and amortization	(311,142)	(319,981)	(331,235)	(936,615)	(1,006,242)
Less: Depreciation and amortization related to cost of revenue	(46,025)	(46,580)	(40,315)	(137,915)	(120,956)
Gross profit	54,189	56,179	51,278	150,438	148,761

Add: Indirect costs (included in cost of revenue)	67,889	68,834	71,875	206,749	209,954
Add: Stock-based compensation expenses	2,549	2,633	2,266	7,376	6,697
Add: Depreciation and amortization related to cost of revenue	46,025	46,580	40,315	137,915	120,956
Contribution	$170,652	$174,226	$165,734	$502,478	$486,368

Gross margin	13%	13%	12%	12%	12%

Contribution margin	41%	41%	39%	41%	38%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect general and administrative costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Total revenue	$411,356	$422,740	$422,828	$1,224,968	1,275,959

Net income	$13,963	$18,003	$16,275	$45,914	28,884

Income tax expense	14,805	13,959	10,450	27,048	36,673
Depreciation and amortization expense	46,195	46,716	40,391	138,332	121,184
Severance and other expense	5,782	6,711	3,181	18,575	8,007
Merger and integration expense	1,293	2,267	1,437	5,300	12,387
Other income, net	(524)	(280)	(262)	(2,458)	(1,081)
Stock-based compensation expense	7,201	7,314	6,831	21,483	19,251
Foreign exchange loss (gain)	1,151	(4,518)	2,838	(1,379)	11,028
Interest and finance expense, net	4,106	4,279	3,895	11,836	10,713
Adjusted EBITDA	$93,972	$94,451	$85,036	$264,651	247,046

Net income margin	3%	4%	4%	4%	2%

Adjusted EBITDA margin	23%	22%	20%	22%	19%

Free Cash Flow Reconciliation, Free Cash Flow Margin, Adjusted Free Cash Flow Reconciliation and Adjusted Free Cash Flow Margin:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Total revenue	$411,356	$422,740	$422,828	$1,224,968	$1,275,959

Net cash provided by operating activities	$63,179	$48,413	$55,313	$153,101	$72,078
Less: Capital expenditures	(24,196)	(21,204)	(32,051)	(78,512)	(99,158)
Free cash flow	38,983	27,209	23,262	74,589	(27,080)

Operating cashflow margin	15%	11%	13%	12%	6%
Free cash flow margin	9%	6%	6%	6%	(2%)

Add: Merger and integration expense (1)	1,293	2,267	1,437	5,300	12,387
Add: Severance and other expense (1)	5,782	6,711	3,181	18,575	8,007
Adjusted free cash flow	$46,058	$36,187	$27,880	$98,464	$(6,686)

Adjusted free cash flow margin	11%	9%	7%	8%	(1%)

(1)	Expenses directly referenced on the condensed consolidated Statements of Operations.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net income	$13,963	$18,003	$16,275	$45,914	$28,884
Adjustments:
Merger and integration expense	1,293	2,267	1,437	5,300	12,387
Severance and other expense	5,782	6,711	3,181	18,575	8,007
Stock-based compensation expense	7,201	7,314	6,831	21,483	19,251
Total adjustments, before taxes	14,276	16,292	11,449	45,358	39,645
Tax benefit	(1)	(44)	(27)	(110)	(111)
Total adjustments, net of taxes	14,275	16,248	11,422	45,248	39,534
Adjusted net income	$28,238	$34,251	$27,697	$91,162	$68,418

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net income	$0.12	$0.16	$0.14	$0.40	$0.25
Adjustments:
Merger and integration expense	0.01	0.02	0.01	0.05	0.11
Severance and other expense	0.05	0.06	0.03	0.16	0.07
Stock-based compensation expense	0.06	0.06	0.06	0.19	0.17
Total adjustments, before taxes	0.12	0.14	0.10	0.39	0.34
Tax benefit	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.12	0.14	0.10	0.39	0.34
Adjusted net income	$0.24	$0.30	$0.23	$0.79	$0.59

As reported diluted weighted average common shares outstanding	115,447,110	115,508,918	118,293,677	115,956,527	115,605,215